Exhibit 10.5

Sleep Number Annual Incentive Plan (AIP)
Effective December 29, 2024-January 3, 2026

Introduction
The Annual Incentive Plan (the “AIP” or the “Plan”) is a variable compensation program that rewards eligible team members (“Participants”) with an incentive opportunity tied to Sleep Number Corporation (“Company” or “Sleep Number”) results. The AIP opportunity is part of Sleep Number’s overall total rewards program, which is designed to be competitive, comprehensive, flexible, and performance based.
This Plan document outlines the terms and conditions for the AIP effective December 29, 2024, and as approved by the Management Development and Compensation Committee of the Sleep Number Board of Directors (the “Committee”). The Company retains the discretion to modify, amend or change the terms of the AIP at any time, and will determine and approve the incentive payouts earned by eligible team members in connection with Company performance.
Eligible Team Members
Full-time and part-time team members (excluding temporary team members and interns) who work in areas of the business the Company has designated are eligible for this Plan. Team members are eligible for this Plan if AIP is shown in Workday (under the “Compensation” heading) as their incentive plan. Team members will also be able to see current Target Incentive Opportunity (as a percent of Eligible Earnings) in Workday. Team members who do not have AIP listed as their incentive plan in Workday, are not eligible for this Plan. Please read this document for more information on Plan rules regarding eligibility for incentive payments under the Plan.
Newly hired, AIP eligible Participants, become eligible for participation in AIP on the first day of employment with the Company.
The AIP is a variable compensation program tied to Company performance as measured by adjusted EBITDA, which is earnings before interest, taxes, depreciation, and amortization, adjusted for certain one-time expenses (as detailed in quarterly and annual financial filings). EBITDA is a good indicator of the Company’s financial performance and our ability to generate cash flow from operating activities, an important source of shareholder value creation.

The Annual Incentive Payments under the Plan are based on the components listed below.

Your Eligible Earnings	x	Target Incentive Opportunity Percent (a percent of Eligible Earnings)	x	Percent of Target Payout (earned for adjusted EBITDA performance vs. goals)	=	Annual Incentive Earned for the Fiscal Year
Your Eligible Earnings (as defined under the Plan – see the next page) for the fiscal year.		Your Target Incentive Opportunity (percent of Eligible Earnings, as listed in your profile information in Workday).		The payout as a percent of target earned for Company EBITDA performance vs. goals (can be up to 200% of target).

Percent of Target Payout Determination – Adjusted EBITDA Performance
Each year a threshold, target and maximum adjusted EBITDA performance is set and aligned to % of Target Payout opportunities under the plan.
•Threshold – this is the minimum adjusted EBITDA performance that will result in a payout under the plan. For 2025, meeting this threshold performance will result in a payment of 25% of the target incentive opportunity. Adjusted EBITDA performance below this level will result in no payment under the plan.
•Target – this represents the adjusted EBITDA target set in our Annual Operating Plan (AOP). Performance at this level will result in 100% of the target incentive opportunity.
•Maximum – this represents stretch adjusted EBITDA performance that will result in 200% of the target incentive opportunity.
•Final payout percent of target will be interpolated between the points noted below.

	Threshold	Target (@AOP)	Maximum
% of Adj Target Payout	25%	100%	200%
% of AOP Adj EBITDA Achieved	80%	100%	130%

First Half Progress Payment
The AIP includes an opportunity to receive a progress payment if the Company achieves or exceeds EBITDA goals for the first half of the fiscal year (excluding CEO and Executive Team). The progress payment is equal to 50% of the AIP Target Incentive Opportunity for the first half of the year (based on Eligible Earnings received in the first half of the year). If the progress payment is earned and paid out, it is subtracted from the annual payout earned and paid out following the end of the fiscal year. By having this opportunity for a progress payment in our AIP, it reinforces the importance of starting out the year with strong first half performance.

Annual Incentive Earned	Minus	First Half Progress Payment (July 2025)	=	Annual Incentive Payment (Q1 2026)
Earned for the entire fiscal year based on your Eligible Earnings, Target Incentive, and Company performance		Equals 50% of Target Incentive Opportunity for the first half of the year Typically paid by the end of July of the fiscal year		Annual incentive earned for the fiscal year minus the first half progress payment (if any) Paid no later than March 15 following the end of the fiscal year

The following is an example of a team member who earned $60,000 and had a 5% target incentive. In this example, the First Half Progress Payment was paid out and it was subtracted from the Annual Incentive Payment earned for the year as calculated following the end of the fiscal year end (example assumes that a 110% of target payout was earned for the year).

EXAMPLE	FIRST HALF	EXAMPLE	FULL YEAR

FIRST HALF PROGRESS PAYMENT		FIRST HALF PROGRESS PAYMENT
Eligible Earnings Received	$30,000	Eligible Earnings Received	$60,000
Target Incentive (% of earnings)	5%	Target Incentive (% of earnings)	5%
Target Incentive ($ amount)	$1,500	Target Incentive ($ amount)	$3,000
First- Half Amount Paid Out	$750
		Adjusted EBITDA % of Target Payout	110%
The First Half Progress Payment is equal to 50% of the Target Incentive Opportunity for the first half of the year (in this example 50% x $1,500 = $750		Annual Incentive Earned	$3,300
		Less First Half Progress Payment	$-750
		Final Annual Amount Paid Out	$2,550

		The Annual Incentive Payment is earned with full year performance. In this example, the payout earned based on Adjusted EBITDA performance was 110% of target payout, resulting in an annual incentive for the full year of $3,300 ($3,000 x 110% = $3,300). Subtractive the First Half Progress Payment of $750, the final full year amount paid would be $2,550.
Eligible Earnings
Generally, for purposes of this Plan, “Eligible Earnings” means the total base pay earnings (including both straight time and overtime) paid to Participants by Sleep Number during the fiscal year, while a participant in this plan, and before any payroll deductions or tax withholdings. This includes base pay earnings paid for paid time off (including vacation and sick time) and holiday pay. Other payments received from the Company or its team member benefit plans are not considered Eligible Earnings under this Plan (except as required by law) including, but not limited to, expense reimbursement payments and team member discounts.
Target Annual Incentive

The Plan’s Target Incentive Opportunity for Participants is established based on grade level. Participants can look up their Target Incentive Opportunity in Workday under the “Compensation” heading. Target Incentive Opportunity is expressed as a percent of Eligible Earnings and represents the Annual Incentive Payment if the Company achieves its annual performance goal for a 100% of target payout. If a Participant’s Target Incentive Opportunity changes during the fiscal year (e.g., due to promotion), the Target Incentive Opportunity will be a combination of old and new target incentive, prorating for the portion of the fiscal year that was worked at either the old or new target incentive level.
Payment Eligibility Requirements
Except for the special termination reasons described below and where prohibited by law, a Participant must be employed with the Company through the following dates to be eligible for an incentive payment under the Plan:
•For the First Half Progress Payment, the Participant must be employed as of the end of the last day of the second fiscal quarter.
•For the Annual Incentive Payment, the Participant must be employed as of the end of the last day of the fiscal year.
Subject to the Special Terminations section below, if a Participant terminates employment and is rehired by the Company during the fiscal year, the Participant’s AIP will only be based on Eligible Earnings paid to the Participant after the rehire date. Also, Participants who transfer during the year to a position that is AIP eligible, their Eligible Earnings for purposes of the AIP calculation will only be those earnings from the date of the transfer forward.
Payment Timing
The following is the typical timing for incentive payouts under the Plan, but this timing can vary at the Company’s discretion.
•For the First Half Progress Payment, it is generally made following the fiscal second quarter earnings release when first half financial results for the Company have been determined and disclosed.
•For the Annual Incentive Payment, it is generally made following the fiscal fourth quarter earnings release when the annual financial results for the Company have been determined and disclosed, no later than March 15, 2026.
Participants have no legal, contractual, or equitable right to receive any incentive payment under the Plan prior to the payment date determined by the Committee.

Special Termination of Employment Provisions
If a Participant dies during the fiscal year and prior to the Participant’s termination of employment with the Company, the Participant’s estate will receive a prorated Annual Incentive Payment calculated by assuming a target payout of 100% and based on the Participant’s Target Incentive Opportunity and Eligible Earnings paid to the Participant during the fiscal year as of the date of death. Payment will be made as soon as administratively practical following the Participant’s death (and no later than March 15 of the following fiscal year). The amount of any First Half Progress Payment made to the Participant will be deducted from the prorated Annual Incentive Payment made to the Participant’s estate.

If a Participant becomes permanently disabled – meaning for purposes of this Plan that the Participant is entitled to disability income benefits under the Company’s long-term disability plan – the Participant may receive a prorated Annual Incentive Payment calculated by assuming a target payout of 100% and based on the Participant’s Target Incentive Opportunity and Eligible Earnings paid to the Participant during the fiscal year up to the date Participant became disabled. Payment will be made within 90 days after the plan administrator of the Company’s long-term disability plan has determined the Participant is entitled to disability income benefits under the long-term disability plan (and no later than March 15 of the following fiscal year). The amount of the First Half Progress Payment made to the Participant (if any) will be deducted from the prorated Annual Incentive Payment.

If a Participant terminates employment during the fiscal year, is at least age fifty-five (55) and has completed at least five (5) years of continuous service with the Company prior to termination, the Participant may be eligible for a prorated Annual Incentive Payment (if one is made) based on the Participant’s Eligible Earnings paid to the Participant during the fiscal year through the date of termination, subject to the following exception. If a Participant is entitled to receive a prorated annual incentive payment under any other Sleep Number plan during the fiscal year, the Participant is not eligible to receive a prorated First Half Progress Payment or Annual Incentive Payment under the terms of this paragraph.  Participants will otherwise not be entitled to a prorated AIP, except where required by law. The prorated Annual Incentive Payment will be based on the Participant’s Target Incentive Opportunity and the actual percent of target payout earned for Company EBITDA performance vs. goals and will be paid to the Participant at the same time as other Plan Participants. If the date of termination occurs within the first half of the fiscal year, the Participant may be entitled to a prorated First Half Progress Payment, if one is made, on the same basis as all other Plan Participants. The amount of the First Half Progress Payment made to the Participant (if any) will be deducted from the Annual Incentive Payment.
Other Terms and Conditions
This Plan is subject to the terms and conditions as summarized in this Plan and in the Sleep Number Corporation 2020 Equity Incentive Plan. Sleep Number Corporation has the authority to take such actions as it deems necessary and advisable with respect to the execution and administration of this Plan including, without limitation, the full and exclusive discretionary power and authority to: (a) construe and interpret the terms of this Plan and the rights of any Participant or anyone claiming the right to be treated as a Plan Participant, (b) determine the amounts payable to any Plan Participant including, without limitation, the full power and authority to reduce or eliminate the amount payable to any Participant, (c) modify, amend or terminate this Plan or any rights of any Participant or other individual claiming a right under the Plan at any time and (d) delegate to one or more of its members or to one or more officers of the Company such authority, duties or powers with respect to the execution and administration of this Plan; provided, the Company may not take any action or exercise any discretion after the end of the Company’s fiscal year to reduce the unpaid amount of a Participant’s Annual Incentive Payment that was unconditionally earned as of the end of the Company’s fiscal year. All decisions of the Company with respect to any aspect of the Plan including, without limitation, the administration of the Plan, the interpretation or enforcement of any term or condition of the Plan or the determination of any amount payable to any Plan Participant (or anyone else claiming a right to payment under the Plan) shall be final, conclusive, and binding for all purposes.
Only Sleep Number team members are eligible for this Plan. Accordingly, an individual who is classified as an independent contractor, leased employee, or as any other status in which the individual is not classified as a common law employee of Sleep Number or the affiliate at the time services are performed is not an eligible team member under this Plan. No judicial or administrative reclassification or reclassification by Sleep Number or the affiliate will be applied to grant retroactive eligibility to any individual under this Plan.

Nothing contained in this Plan shall be construed as a contract with or guaranty to any Participant or other team member of continued employment with Sleep Number Corporation or any of its subsidiaries for any period of time, at any grade level or at any rate of compensation. All team members are team members “at will” whose employment is subject to termination at any time with or without cause. Nothing in this Plan will interfere with or limit in any way the right of Sleep Number Corporation or any subsidiary to terminate the employment or service of any team member at any time, nor confer upon any team member any right to continue in the employment or service of Sleep Number Corporation or any subsidiary. Any incentive compensation payable pursuant to this Plan will be subject to the terms and conditions of the Sleep Number Corporation Clawback and Forfeiture Policy, unless prohibited by law.

The Company may withhold and deduct from any amount payable hereunder to any participant all amounts the Company reasonably determines are required, including any amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to any amount payable hereunder where permitted by law.

The Plan participant agrees that the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdiction and the Plan participant consents to the jurisdiction and venue of the federal and state courts located in the State of Minnesota. California team members may elect to void this provision, to the extent it is construed to violate Cal. Labor Code § 925.

The Plan as described in this document is effective December 29, 2024, and only applies to fiscal years of Sleep Number Corporation commencing on or after this date. Nothing contained in this document should be construed as an indication of the Plan being in effect or applying with respect to any other period.